EXHIBIT 99.1

             TRANSGENOMIC INC. REPORTS FIRST QUARTER 2005 RESULTS

  CONTINUED SEQUENTIAL BIOSYSTEMS REVENUE GROWTH, SIGNIFICANT IMPROVEMENT IN
                                OPERATING RESULTS

    OMAHA, Neb., May 17 /PRNewswire-FirstCall/ -- Transgenomic Inc. (Nasdaq: TBIO) today announced financial results for the quarter ended March 31, 2005. The Company's financial results are presented in the tables attached.

    First Quarter 2005
    First quarter 2005 BioSystems revenue increased 8 percent to $6.9 million from $6.4 million in the first quarter of 2004. First quarter 2005 Nucleic Acids revenue decreased to $0.4 million from $2.2 million in the first quarter of 2004. Total revenue decreased 14 percent to $7.4 million from $8.6 million in the first quarter of 2004. On a sequential basis, BioSystems revenue increased 2 percent from $6.8 million in the fourth quarter of 2004, and Nucleic Acids revenue decreased 62 percent from $1.2 million in the fourth quarter of 2004. Total revenue decreased 8 percent from $8.0 million in the fourth quarter of 2004.

    Loss from operations for the first quarter of 2005 was $1.2 million compared to a loss from operations of $3.3 million in the first quarter of 2004. Loss from operations for the fourth quarter of 2004 was $6.2 million.

    Net loss for the first quarter of 2005 was $2.9 million, representing a loss of $0.10 per share compared to a net loss of $3.9 million, or $0.13 per share, in the first quarter of 2004. The net loss for the first quarter of 2005 and 2004 included amortization of discounts and premiums, and other non-cash charges of $1.4 million and $0.5 million, respectively, associated with the conversion of the Company's convertible debt. Net loss in the fourth quarter of 2004 was $6.9 million, or $0.24 per share. The prior quarter loss included a gain on facility disposal of $1.5 million, restructuring charges of $3.4 million, and non-cash interest charges associated with the conversion of the Company's convertible debt of $0.9 million.

    Comment and Outlook
    CEO Collin D'Silva commented that recent actions taken by the Company are having the desired effect on financial results. "We chose a path of transition in 2004, restructuring our entire business and exiting from oligonucleotide manufacturing. Our first quarter results reflect the positive impact of this transition, especially the operating income and cash flow measures." D'Silva was pleased with the continued growth in BioSystems revenue, including Discovery Services, and noted that the decrease in Nucleic Acids revenues was consistent with the exit from oligonucleotide manufacturing. Regarding the remaining nucleic acids building block manufacturing operation in Glasgow, Scotland, D'Silva stated, "Glasgow was restructured along with the rest of the company, and during the first quarter we continued our investment to complete the build out of our state-of-the-art facility. We are now positioned to service the worldwide research community with nucleic acid building blocks in a cost-effective manner."

    Mike Summers, Transgenomic's CFO, pointed out that the fourth quarter of 2004 Restructuring Plan and exit of the oligonucleotide manufacturing business were having the expected beneficial impact on cash flows. According to Mr. Summers, "Our loss from operations of $1.2 million and cash flows used by operations of $0.2 million rank among the best quarters since our initial public offering in 2000. Achieving these levels demonstrates significant progress toward our goal of generating positive operating and net cash flows." Mr. Summers acknowledged that funding of the 2004 Restructuring Plan during the quarter used $0.94 million of cash, but added that these expenses had been previously accrued and that future quarterly funding for restructuring costs will be significantly below this amount.

    Turning to liquidity and working capital, Mr. Summers stated that the Company enhanced its position during the quarter due primarily to the previously disclosed conversions of portions of its loans with Laurus Master Fund, Ltd. into shares of common stock. He then addressed the accounting effects these conversions had on the Company's reported results. "Interest paid or accrued totaled $0.17 million during the quarter. However, amortization of discounts and premiums, and other non-cash charges associated with the conversions raised our reported other expense significantly." He concluded, "We continue to evaluate alternatives to simplify our capital structure and enhance the transparency of our reported results."

    Lastly, Mr. Summers indicated that the Company's Quarterly Report on Form 10-Q was not filed by the May 16 deadline. He said that the Company expects to file the 10-Q no more than five days after the prescribed due date.

    Earnings Call
    The company will host a live broadcast of its first quarter 2005 financial results via conference call over the Internet on Tuesday, May 17, at 8:30 a.m. Eastern time. To listen to the webcast, investors should log on to the company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions listed. An archived recording of the conference call will be available and can be accessed via the web using the same link listed above for 14 days after the call. Investors can also listen to a replay via telephone from 10:30 a.m. ET on Tuesday, May 17, through Tuesday, May 31, 2005, midnight ET. Simply dial 402-220-1122 or 800-938-2243 from any telephone.

    About Transgenomic
    Transgenomic provides versatile and innovative research tools and related consumable products. Transgenomic's BioSystems segment offers its WAVE(R) Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world. In addition, the BioSystems segment offers WAVE-based biomarker discovery and validation services in support of translational research, pre-clinical and clinical studies. Through its Nucleic Acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents used in the manufacture of synthetic oligonucleotides. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

    Forward-Looking Statement
    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including achieving positive operating cash flows or profitability. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

                               TRANSGENOMIC, INC.
                            SUMMARY FINANCIAL RESULTS
                    (In thousands, except per share amounts)

                            STATEMENTS OF OPERATIONS

                                           Three Months Ended March 31,
                                           ----------------------------
                                               2005            2004
                                           ------------    ------------
Net Sales                                  $      7,373    $      8,629
Cost of Goods Sold                                4,400           5,768
Gross Profit                                      2,973           2,861

Operating Expenses:
 Selling, General and Administrative              3,593           4,245
 Research and Development                           606           1,929

Loss from Operations                             (1,226)         (3,313)

Other Income (Expense)                           (1,663)           (643)
Loss Before Income Taxes                         (2,889)         (3,956)
Current Income Tax Expense (Benefit)                  4             (97)
Net Loss                                   $     (2,893)   $     (3,859)

Basic and Diluted Net Loss Per Share       $      (0.10)   $      (0.13)
Basic and Diluted Weighted Average
 Shares Outstanding                              29,984          28,728

                               TRANSGENOMIC, INC.
                            SUMMARY FINANCIAL RESULTS
                                 (In thousands)

                                 BALANCE SHEETS

                                             March 31,     December 31,
                                               2005            2004
                                           ------------    ------------
Cash, Cash Equivalents and
 Short-term Investments                    $      1,498    $      1,002
Other Current Assets                             14,426          16,906
Current Assets                                   15,924          17,908

Net Property and Equipment                       12,709          13,525
Other Assets                                      5,703           6,025
Total Assets                               $     34,336    $     37,458

Current Liabilities                              15,157          18,724
Long-term Debt                                    1,761           2,199
Stockholders Equity                              17,418          16,535

Total Liabilities and Stockholders Equity  $     34,336    $     37,458

SOURCE  Transgenomic Inc.
    -0-                             05/17/2005
    /CONTACT:   Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com, or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com, both of Transgenomic, Inc./
    /Web site:  http://www.transgenomic.com /
    /Audio:  http://www.transgenomic.com/events.asp?id=6